Exhibit 23.1

Independent Registered Public Accounting Firm Consent

We consent to the incorporation by reference in the registration statement of Escalade, Incorporated (Company) on Form S-8 (File Nos. 33-16279, 333-52475, 333-52477, 333-142756, and 333-183322) of our report dated February 25, 2014, on our audits of the consolidated financial statements of the Company as of December 28, 2013, and December 29, 2012, and for each of the three years in the period ended December 28, 2013, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP
BKD, LLP
Evansville, Indiana
February 25, 2014